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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 3, 1998


                   APOGEE ENTERPRISES, INC. COMPLETES THE SALE
                      OF DETENTION & SECURITY BUSINESS UNIT

MINNEAPOLIS, MN, DECEMBER 3, 1998 -- APOGEE ENTERPRISES, INC. (NASDAQ: APOG) today announced that it has completed the sale of the stock of Norment Industries, Inc. and Norshield Corporation, the two subsidiaries comprising Apogee's Detention & Security business unit, to CompuDyne Corporation (Nasdaq:
CDCY). This closing follows Apogee's announcement of the agreement to sell the business unit on November 10. Subject to final adjustments, the stock was valued at approximately $22.5 million.

The Detention & Security business unit is a leader in high-security systems contracting, with five operating businesses. In fiscal 1998, the unit had net sales of approximately $75 million, or approximately 8% of Apogee's total.

Apogee Enterprises, Inc. is a leader in the design and development of value-added glass products, services, technologies and systems for the nonresidential building, automotive and commercial markets. The company is organized into three operating segments: Glass Technologies (GT), Auto Glass
(AG), and Building Products & Services (BPS). Headquartered in Minneapolis, the company's stock is traded on the Nasdaq Stock Market under the symbol APOG.

   FOR MORE INFORMATION ON APOGEE ENTERPRISES, INC. VIA FACSIMILE AT NO COST,
       SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE COMPANY CODE TICKER APOG.

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APOGEE ENTERPRISES, INC.  AT THE COMPANY:              AT THE FINANCIAL RELATIONS BOARD:
7900 Xerxes Ave., South   Donald W. Goldfus, Chairman  Larry Stein       Suzy Lynde
Minneapolis, MN 55431     Russell Huffer, CEO          General Inquiries Investor Inquiries
(612) 835-1874            Robert G. Barbieri, CFO      (312) 266-7800    (312) 266-7800
                          Michael A. Bevilacqua,
                           Treasurer
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